Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Southside Bancshares, Inc., as amended , of our report, dated February 24, 2017 on the consolidated financial statements of Diboll State Bancshares, Inc. and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Regulation Statement.

/s/ Briggs & Veselka Co.
Houston, Texas
September 8 , 2017